Exhibit 1

FIRST SUPPLEMENTAL INDENTURE
between
InterOil Corporation,
as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

Dated as of November 10, 2010

Supplemental to Indenture for Debt Notes
Dated as of August 6, 2008
2.75% Convertible Senior Notes due 2015

i

Exhibit A	-	Form of Note
Exhibit B	-	Form of Legend for Global Note

ii

     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 10, 2010, between InterOil Corporation, a corporation organized under the laws of the Yukon Territory (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a banking association organized under the laws of the United States, as Trustee (the “Trustee”), supplementing the Original Indenture (as defined herein).
WITNESSETH:
     WHEREAS, for its lawful corporate purposes, the Issuer has duly authorized the issue of its 2.75% Convertible Senior Notes due 2015 (the “Notes”), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Issuer has duly authorized the execution and delivery of this First Supplemental Indenture; and
     WHEREAS, pursuant to Section 3.1 of the Original Indenture, the Issuer may establish one or more series of notes from time to time as authorized by a supplemental indenture of which the Notes shall be one such series; and
     WHEREAS, all acts and things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, in respect of the Notes as in the Indenture provided, the valid, binding and legal obligations of the Issuer, and to constitute these presents valid agreement according to its terms, have been done and performed, and the execution of this First Supplemental Indenture and the issue hereunder of the Notes in respect of the Notes have in all respects been duly authorized.
     NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes (the “Holders”).
I. DEFINITIONS AND INCORPORATION BY REFERENCE
1.01 Scope of First Supplemental Indenture
     The changes, modifications and supplements to the Original Indenture affected by this First Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, and shall not apply to any other notes that may be issued under the Original Indenture unless a supplemental indenture with respect to such other notes specifically incorporates such changes, modifications and supplements. The provisions of the First Supplemental Indenture shall supersede any corresponding or inconsistent provisions in the Original Indenture with respect to the Notes.
1.02 Provisions of Original Indenture Not Applicable
     Sections 3.3, 5.1 and 7.4 and Articles IV, VIII, IX, X (except Section 10.3), XI, XII and XIII of the Original Indenture shall not be applicable to the Notes.
1.03 Definitions.
     The terms defined in this Section 1.03 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this First Supplemental Indenture and for purposes of the Original Indenture as it relates to the Notes shall have the respective meanings specified in this Section 1.03. Except as otherwise provided in this First Supplemental Indenture, all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture.
     “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     “Cash Settlement Averaging Period” shall mean, (i) with respect to any Conversion Date occurring on or after the twenty-second (22nd) Business Day immediately preceding the Maturity Date, the twenty (20) consecutive Trading-Day period beginning on, and including, the twenty-second (22nd) Business Day immediately preceding the Maturity Date; or (ii) in all other cases, the twenty (20) consecutive Trading-Day period beginning on, and including, the third (3rd) Business Day immediately following the relevant Conversion Date.
     “Change in Control” shall be deemed to have occurred at such time as:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total outstanding Voting Stock of the Issuer;
     (b) there occurs any recapitalization, reclassification or change of the Issuer’s Common Shares (other than changes resulting from a subdivision or combination) as a result of which such Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (other than a recapitalization, reclassification or change of Issuer’s Common Shares which is effected solely to (x) change the Issuer’s jurisdiction of incorporation into a jurisdiction within the United States of America or Canada or (y) change from par value to no par value; and in either case results in reclassification, conversion or exchange of the Issuer’s outstanding Common Shares solely into Common Shares of the surviving entity or any recapitalization);
     (c) there occurs a sale, transfer, lease or conveyance of all or substantially all of the Issuer’s consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act); or
     (d) Issuer consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Issuer; provided that such consolidation or merger shall not be a Change in Control if the Persons that “beneficially owned,” directly or indirectly, the shares of the Issuer’s Voting Stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; and provided further that such consolidation or merger shall not be a Change in Control if both of the following conditions are satisfied:
     (1) at least ninety percent (90%) of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of Common Shares and any associated rights listed and traded on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger); and
     (2) as a result of such consolidation or merger, the Notes become convertible solely into such consideration (subject to the Issuer’s right to deliver cash in respect of all or a portion of the Issuer’s conversion obligation as described in Section 9 herein);
     (e) the following Persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Issuer’s Board of Directors:

     (1) individuals who on the Issue Date of the Notes constituted the Board of Directors; and
     (2) any new directors whose election to the Board of Directors or whose nomination for election by the Issuer’s shareholders was approved by at least a majority of the directors of the Issuer then still in office, or by a nominating committee thereof consisting of directors, either who were of the Issuer on the Issue Date or whose election or nomination for election was previously so approved; or
     (f) Issuer is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution.
     “Close of Business” means 5:00 p.m., New York City time.
     “Closing Sale Price” on any date means the per share price of the Common Shares on such date, determined (i) on the basis of the closing per share sale price (or if no closing per share sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which the Common Shares are listed; or (ii) if the Common Shares are not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc. or a similar organization; provided that the Closing Sale Price shall be determined without regard to after-hours trading or extended market making; provided further, that, in the event the Common Shares are not so listed or reported, the Board of Directors shall, in its good faith and reasonable determination, determine the Closing Sale Price.
     “Common Shares” means the common shares in the capital of the Issuer at the date of this First Supplemental Indenture, subject to Section 9.12.
     “Company Order” means a written request or order delivered to the Trustee and signed in the name of the Issuer by any officer having the title of Chief Executive Officer, the President, any Vice President, or the Chief Financial Officer.
     “Conversion Date” with respect to a Note means the date on which a Holder satisfies all the requirements for such conversion specified in Section 9.02(A).
     “Conversion Notice” means the “Conversion Notice” attached to the Form of Note attached hereto as Exhibit A.
     “Conversion Price” means, as of any date of determination, the dollar amount derived by dividing one thousand dollars ($1,000) by the Conversion Rate in effect on such date.
     “Conversion Rate” shall initially be 10.4575 Common Shares per $1,000 principal amount of Notes, subject to adjustment as provided in Article IX.
     “Daily Conversion Value” shall mean, for each of the twenty (20) consecutive Trading Days in the relevant Cash Settlement Averaging Period, one twentieth (1/20th) of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Volume-Weighted Average Price per Common Share on such Trading Day.
     “Daily Settlement Amount” for each of the twenty (20) consecutive Trading Days in the relevant Cash Settlement Averaging Period, shall consist of;
     (A) if Issuer has provided notice with a Cash Percentage:
     (i) cash equal to (1) the Cash Percentage times (2) the Daily Conversion Value (such product the “Cash Percentage Amount”); and

     (ii) a number of Issuer’s Common Shares equal to (1) the difference between the Daily Conversion Value and the Cash Percentage Amount, divided by (2) the Volume-Weighted Average Price of Issuer’s Common Shares on such Trading Day; or
     (B) if Issuer has provided notice of a Specified Cash Amount per Note:
     (i) cash equal to the lesser of (1) the Specified Cash Amount per Note, divided by twenty (20) (such quotient being referred to as the “Daily Measurement Value”) and (2) the Daily Conversion Value for such Trading Day; and
     (ii) to the extent the Daily Conversion Value for such Trading Day exceeds the Daily Measurement Value, a number of Common Shares equal to (1) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (2) the Volume-Weighted Average Price of the Common Shares on such Trading Day.
     “Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.
     “Ex Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Issuer or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
     “Form of Legend For Global Note” means the legend labeled as such and that is set forth in Exhibit B hereto, which is incorporated in and expressly made part of this Indenture.
     “Fundamental Change” shall be deemed to have occurred upon the occurrence of either a Change in Control or a Termination of Trading.
     “Global Note” means Notes represented by a certificate in definitive, fully registered form of securities without interest coupons in global form, that is deposited with the Depositary or its custodian, and registered in the name of the Depositary or its nominee.
     “Holder” means the Person in whose name a Note is registered in the Register.
     “Indenture” means the Original Indenture, as amended and supplemented by this First Supplemental Indenture, and, if further amended or supplemented as provided herein and therein, as so amended or supplemented.
     “Interest Payment Date” means May 15 and November 15 of each year, beginning on May 15, 2011.
     “Issue Date” means November 10, 2010.
     “Issuer” means the party named as such in the lead-in paragraph of this First Supplemental Indenture until a successor replaces it pursuant to any applicable provision hereof and thereafter means the successor. The foregoing sentence shall likewise apply to any such successor or subsequent successor.
     “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, but without giving effect to the first proviso of clause (d) within the definition of Change in Control, and excluding entirely clause (e) of that definition.
     “Market Disruption Event” means (i) for purposes of determining amounts due upon conversion:
     (A) failure by the primary United States national or regional securities exchange or market on which the Common Shares or the relevant securities are listed or admitted to trading to open for trading during its regular trading session; or

     (B) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares or the relevant securities for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares (or the relevant securities) or in any options, contracts or future contracts relating to the Common Shares (or the relevant securities); and
     (ii) for all other purposes, if the Common Shares are listed for trading on the New York Stock Exchange or another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares.
     “Maturity Date” means November 15, 2015.
     “Notes” has the meaning set forth in the first “Whereas” clause of this First Supplemental Indenture.
     “Notes Agent” means any Registrar, Paying Agent, or Conversion Agent.
     “Officers’ Certificate” means a certificate delivered to the Trustee and signed by any two of the officers of the Company having the title of Chief Executive Officer, Chief Financial Officer, President, Vice President (including any Executive, Group or other Vice President) or Corporate Secretary.
     “Open of Business” means 9:00 a.m., New York City time.
     “Original Indenture” means the Indenture for Debt Notes dated as of August 6, 2008 between the Issuer and the Trustee.
     “Purchase Notice” means a “Purchase Notice” in the form set forth in the Notes.
     “record date” means, unless the context requires otherwise, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares (or other security) have the right to receive any cash, securities or other property or in which Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     “Interest Record Date” in respect to any Note on any Interest Payment Date means May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.
     “Scheduled Trading Day” means, with respect to the Common Shares or the relevant security, a day that is scheduled to be a Trading Day on the primary United States national securities exchange or market on which the Common Shares or the relevant securities are listed or admitted for trading. If the Common Shares or the relevant securities are not so listed or admitted for trading, “Scheduled Trading Day” shall mean any Business Day.
     “Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Issuer.
     “Significant Subsidiary” has the meaning ascribed to such term in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.
     “Termination of Trading” shall be deemed to occur if the Common Shares (or other securities into which the Notes are then convertible (subject to the Issuer’s right to deliver cash in respect of all or a portion of its conversion obligation as described in Section 9.02(A))) are not listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

     “Trading Day” means, with respect to Common Shares or the relevant securities, a day during which (i) trading in the Common Shares of the Issuer or such other security generally occurs on The New York Stock Exchange, or, if the Common Shares of the Issuer or such other security is not then listed on The New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Shares or such other security is then listed or, if the Issuer’s Common Shares or such other security is not then listed on a United States national or regional securities exchange, on the principal other market on which the Issuer’s Common Shares or such other security is then traded, and (ii) a Market Disruption Event has not occurred; provided that if the Common Shares or such other security is not listed for trading or quotation on or by any exchange, bureau or other organization, “Trading Day” shall mean any Business Day.
     “Trustee” means the party named as such in this First Supplemental Indenture until a successor replaces it in accordance with the provisions of the Indenture and thereafter means the successor.
     “Volume-Weighted Average Price” per Common Share, in respect to any Trading Day, means such price as displayed on Bloomberg (or any successor service) page IOC.N <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day, or, if such price is not available, the market value per Common Share on such Trading Day as determined by a nationally recognized investment banking firm retained for this purpose by the Issuer.
     “Voting Stock” of any Person means all classes of the Capital Stock of such Person entitled to vote generally in the election of directors of such Person.
1.04 Other Definitions.

Term	Defined in Section
“Additional Interest”	6.02
“Additional Interest Notice”	4.05
“Additional Amounts”	4.06
“Applicable Price”	9.15(D)
“Cash Percentage”	9.02(A)
“Cash Settlement”	9.02(A)
“Combination Settlement”	9.02(A)
“Conversion Agent”	2.03
“Daily Measurement Value”	1.03
“Distributed Property”	9.06(c)
“DTC”	2.03
“Effective Date”	9.15(A)
“Event of Default”	6.01
“Fundamental Change Notice”	3.02(B)
“Fundamental Change Repurchase Date”	3.02(A)
“Fundamental Change Repurchase Price”	3.02(A)
“Fundamental Change Repurchase Right”	3.02(A)
“Listed Stock Business Combination”	1.03
“Make-Whole Applicable Increase”	9.15(B)
“Make-Whole Conversion Period”	9.15(A)
“Make-Whole Premium”	3.01(C)
“Maximum Conversion Rate”	9.15(B)
“Merger Event”	9.12
“Net Share Settlement”	9.02(B)
“Net Share Settlement Election”	9.02(B)
“Optional Redemption”	3.01(A)
“Participants”	2.09(A)
“Paying Agent”	2.03
“Payment Default”	6.01(vii)(a)
“Physical Notes”	2.01
“Physical Settlement”	9.01(A)

Term	Defined in Section
“Additional Interest”	6.02
“Redemption Date”	3.01(C)
“Redemption Price”	3.01(B)
“Redemption Notice	3.01(C)
“Reference Property”	9.12
“Registrar”	2.03
“Repurchase Upon Fundamental Change”	3.02(A)
“Settlement Election Notice”	9.02(A)
“Specified Cash Amount”	9.02(A)
“Spin-Off”	9.06(c)
“Taxes”	4.06
“Tax Jurisdiction”	4.06
“Tax Redemption Date”	3.03
“Tax Redemption Notice”	3.03
“Tax Redemption Price”	3.03
1.05 Rules Of Construction.
     Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;
     (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles in effect from time to time;
     (iii) “or” is not exclusive;
     (iv) “including” means “including without limitation”;
     (v) words in the singular include the plural and in the plural include the singular;
     (vi) provisions apply to successive events and transactions;
     (vii) the term “interest” means any interest payable under the terms of the Notes, including Additional Interest and/or Additional Amounts, if any, unless the context otherwise requires;
     (viii) the term “principal” means the principal of any Note payable under the terms of such Notes, unless the context otherwise requires;
     (ix) “herein,” “hereof” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this First Supplemental Indenture; and
     (x) references to currency shall mean the lawful currency of the United States of America, unless the context requires otherwise.
II. THE NOTES
2.01 Form and Dating.
     The Trustee shall authenticate and make available for delivery Notes for original issue in the aggregate principal amount of up to $70,000,000 upon receipt of a Company Order. The Notes and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is incorporated in and forms a part of this First Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that such notations, legends or endorsements are in a form reasonably acceptable to the Issuer. Each Note shall be dated the date of its authentication.
     Notes offered and sold shall be issued initially in the form of one or more Global Notes, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depositary, registered in the name of the Depositary or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and bearing the legends set forth in Exhibit B. The aggregate principal amount of Notes issued in the form of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided.
     Subject to Section 3.5 of the Original Indenture, Notes issued in exchange for interests in a Global Note pursuant to Section 2.09 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A (the “Physical Notes”).
     The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
2.02 Additional Notes.
     The Issuer may, without the consent of Holders of the Notes and notwithstanding Section 2.01 of this First Supplemental Indenture, increase the aggregate principal amount of Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional Notes and with the same CUSIP number as the Notes initially issued hereunder; provided (i) that such additional Notes must constitute part of the same issue as the Notes initially issued hereunder or (ii) neither the Notes nor the Additional Notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. The Notes initially issued hereunder and any such additional Notes shall rank equally and ratably and shall be treated as a single series of debt Notes for all purposes under the Indenture.
2.03 Registrar, Paying Agent and Conversion Agent.
     The Issuer shall maintain in The Borough of Manhattan, The City of New York, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where Notes may be presented for conversion (“Conversion Agent”). The Corporate Trust Office of the Trustee will initially serve as the office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address of any change in the location thereof, such presentations, surrenders, notices and demands may continue to be made or served at the Corporate Trust Office of the Trustee. The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, City of New York, for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars, one or more additional paying agents and one or more additional conversion agents. The term “Registrar” includes any co-registrar; the term “Paying Agent” includes any additional paying agent; and the term “Conversion Agent” includes any additional conversion agent. The Issuer may change any Paying Agent, Conversion Agent or Registrar without notice to any Holder. The Registrar, Paying Agent or Conversion Agent may make reasonable rules and set reasonable requirements for its functions.
     The Issuer shall enter into an appropriate agency agreement with any agent not a party to this First Supplemental Indenture. Such agency agreement shall implement the provisions of the Indenture that relate to such agent. The Issuer will notify the Trustee in writing of the name and address of any agent not a party to this First Supplemental Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such. The Issuer or any of the Issuer’s Subsidiaries may act as Paying Agent, Conversion Agent or Registrar.
     The Issuer hereby initially appoints The Depository Trust Company, New York, New York (“DTC”) to act as Depositary with respect to Notes issued in the form of Global Notes.
     The Issuer hereby initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent and to act as custodian with respect to the Notes unless another Registrar, Paying Agent, Conversion Agent or custodian of the Notes issued in the form of Global Notes for the Depositary, as the case may be, is appointed prior to the time the Notes are first issued.
2.04 Transfer and Exchange.
     Subject to Section 2.09 of this First Supplemental Indenture and Section 3.5 of the Original Indenture, where Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Trustee shall authenticate Notes at the Registrar’s request. The Issuer, the Registrar or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Note for which a Purchase Notice has been delivered, and not withdrawn, in accordance with this First Supplemental Indenture, except to the unrepurchased portion of Notes being repurchased in part.
     No service charge shall be made for any registration of transfer, exchange or conversion of Notes (except as otherwise expressly permitted in the Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 3.4 or 3.5 of the Original Indenture or Sections 3.02 or 9.02 of this First Supplemental Indenture).
2.05 Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those converted, those delivered to it for cancellation, those reductions in the interest in Notes issued in the form of a Global Note effected by the Trustee in accordance with the provisions of the Indenture and those described in this Section 2.05 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
     If a Note is replaced pursuant to Section 3.6 of the Original Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 of this First Supplemental Indenture, it ceases to be outstanding and interest on it ceases to accrue. If the Paying Agent holds, on a Redemption Date, Fundamental Change Repurchase Date, Tax Redemption Date or Maturity Date, money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price, Tax Redemption Price or principal amount (plus accrued and unpaid interest, if any) as the case may be, with respect to all Notes to be purchased or paid on such Redemption Date, Fundamental Change Repurchase Date, Tax Redemption Date or Maturity Date, as the case may be, in each case, payable as herein provided on such Redemption Date, Fundamental Change Repurchase Date, Tax Redemption Date or Maturity Date, then, except as otherwise provided in the Indenture, on and after such date such Notes shall be deemed to be no longer outstanding, and will cease to accrue interest. Thereafter, all rights of the Holders of such Notes shall terminate with respect to such Notes, other than the right to receive the Redemption Price, Fundamental Change Repurchase Price, Tax Redemption Price or principal amount, as the case may be, plus, if applicable, such accrued and unpaid interest, in accordance with the Indenture.
     If a Note is converted in accordance with Article IX herein then, from and after the time of such conversion on the Conversion Date, such Note shall cease to be outstanding, and interest, if any, shall cease to accrue on such

Note unless there shall be a Default in the payment or delivery of the consideration payable and/or deliverable hereunder upon such conversion.
2.06 Cancellation.
     The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Conversion Agent (if other than the Trustee) shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Trustee and no one else shall promptly cancel all Notes surrendered for transfer, exchange, payment, conversion, replacement or cancellation in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act) or return them to the Issuer. Certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation or that any Holder has converted pursuant to Article IX.
2.07 Defaulted Interest.
     If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay in cash the Defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the Defaulted Interest, at the rate provided in the Notes in accordance with Section 3.7 of the Original Indenture.
2.08 Deposit of Moneys.
     Prior to 10:00 A.M., New York City time, on each Interest Payment Date, the Maturity Date or any Redemption Date, Fundamental Change Repurchase Date or Tax Redemption Date, the Issuer shall deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 10.3 of the Original Indenture) money, in funds immediately available on such date, sufficient to make cash payments, if any, due on such Interest Payment Date, the Maturity Date or such Redemption Date, Fundamental Change Repurchase Date or Tax Redemption Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, the Maturity Date or such Redemption Date, Fundamental Change Repurchase Date or Tax Redemption Date, as the case may be.
2.09 Book-Entry Provisions for Global Notes.
     (A) The Notes shall initially be issued in the form of a Global Note and shall (i) be registered in the name of the Depositary or the nominee of the Depositary and (ii) be delivered to the Trustee as custodian for the Depositary. So long as DTC, or its nominee, is the Holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Notes.
     Members of, or participants in, the Depositary (“Participants”) shall have no rights under the Indenture with respect to any Notes issued in the form of a Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under such Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of any Note issued in the form of a Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing in the Indenture shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
     (B) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on the transfer of any interest in any Notes imposed under the Indenture or under applicable law (including any transfers between or among Participants or beneficial owners of interests in any Note issued in the form of a Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

     (C) Neither the Issuer, the Trustee nor any Notes Agent shall have any responsibility for any actions taken or not taken by the Depositary.
     (D) None of the Issuer, the Trustee or their agents shall be liable for any delay by the Depositary or any particular or indirect Participant in identifying the beneficial owners of the related Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).
2.10 Repurchase by Issuer
     The Issuer may, to the extent permitted by law, repurchase the Notes in the open market or by tender offer or by private agreement at any price without giving prior notice to Holders.
     Any Notes that are purchased or owned by the Issuer or any Affiliate thereof may not be resold by the Issuer or such Affiliate unless registered under the Securities Act.
2.11 Ranking.
     The indebtedness of the Issuer arising under or in connection with the Indenture and every outstanding Note issued under the Indenture from time to time constitutes and will constitute a senior unsecured obligation of the Issuer, ranking equally with other existing and future senior unsecured indebtedness of the Issuer and ranking senior to any existing or future subordinated indebtedness of the Issuer.
2.12 Execution, Authentication and Delivery.
     The Notes shall be executed on behalf of the Issuer by any officer having the title of Chief Executive Officer, President, Vice President (including any Executive, Group or other Vice President) or Corporate Secretary. The signature of any such officer on the Notes may be manual or facsimile. Any Note bearing the manual or facsimile signature of an individual who was at any time the proper officer of the Issuer shall bind the Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.
     Subject to Section 2.02, Issuer may deliver Notes by the Issuer to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with the Company Order shall authenticate and deliver such Notes. On the Issue Date the Trustee shall be entitled to receive, and (subject to Section 6.1 of the Original Indenture) shall be fully protected in relying upon, an Opinion of Counsel stating:
     (A) that the form has been established in conformity with the provisions of this Indenture;
     (B) that the terms have been established in conformity with the provisions of this Indenture;
     (C) that the issuance of the Notes is permitted under the terms of the Indenture and all conditions precedent have been satisfied; and
     (D) that such Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and to such other qualifications as such counsel shall conclude do not materially affect the rights of Holders of such Notes. If such form or terms have been so established, the Trustee shall not be required to authenticate such Notes if the issue of such Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

     Notwithstanding the provisions of Section 3.1 of the Original Indenture and of the preceding paragraph, for Notes delivered by the Issuer to the Trustee for authentication at any time after the Issue Date, it shall not be necessary to deliver the Officers’ Certificate otherwise required pursuant to Section 3.1 of the Original Indenture or the Company Order and Opinion of Counsel otherwise required pursuant to such preceding paragraph at or prior to the authentication of each Note.
     No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially as set forth in Exhibit A and executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.07, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.
III. REDEMPTION AND REPURCHASE
3.01 Redemption at Option of Issuer
     (A) At any time, the Issuer may redeem Notes (the “Optional Redemption”) for cash, in whole or in part, if the Closing Sale Price of the Common Shares has been at least 125% of the Conversion Price then in effect for at least 15 Trading Days during any 20 consecutive Trading Day period ending within five Trading Days prior to the date on which the Issuer provides the Redemption Notice. Any Notes redeemed in part shall be redeemed in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof.
     (B) The price to be paid by the Issuer in connection with the Optional Redemption (the “Redemption Price”) will equal the sum of (1) 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, plus (3) a Make-Whole Premium.
     (C) If the Issuer redeems Notes pursuant to this Section 3.01, the Issuer will make a payment (the “Make-Whole Premium”) in cash, equal to the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the Redemption Date to the Maturity Date (excluding interest accrued to, but excluding, the Redemption Date, which shall be otherwise paid pursuant to clause (2) within the definition of Redemption Price).
     (D) The Issuer must make such Make-Whole Premium Payments on all Notes called for redemption, including Notes converted after the date Issuer delivered the Redemption Notice, but prior to the Redemption Date. Notwithstanding the foregoing, if the Issuer sets a Redemption Date between an Interest Record Date and the corresponding Interest Payment Date, Issuer will not pay accrued interest to any redeeming Holder (but will pay the Make-Whole Premium to any redeeming Holder), and will instead pay the full amount of the relevant interest payment on such Interest Payment Date to the Holder of record on such an Interest Record Date, and the Make-Whole Premium payment made on such Notes to converting or redeeming Holders will equal all remaining interest payments, starting with the next Interest Payment Date for which interest has not been provided for above, calculated as described above.
     (E) Issuer will give written notice (a “Redemption Notice”) of redemption to the Trustee, the Paying Agent and each Holder not less than 30 nor more than 60 Business Days before the Business Day on which such redemption shall occur (the “Redemption Date”). Such Redemption Notice will specify:
     (i) the aggregate principal amount of Notes to be redeemed;
     (ii) the Redemption Date;
     (iii) the interest accrued and unpaid to, and excluding the Redemption Date which will be paid to Holders of Notes called for redemption;

     (iv) the amount of the Make-Whole Premium;
     (v) notice that the Holder has the right to convert Notes called for redemption;
     (vi) the Conversion Rate on the date of the Redemption Notice, the method of calculating the number of shares and/or amount of cash deliverable upon conversion and the relevant conversion procedures; and
     (vii) the procedures for Holders to receive the Redemption Price on the Redemption Date.
     (F) The Issuer shall, in accordance with Section 2.08, deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 10.3 of the Original Indenture) money, in funds immediately available on the Redemption Date, sufficient to pay the Redemption Price for all of the Notes that are to be redeemed by the Issuer on such Redemption Date pursuant to an Optional Redemption. The Paying Agent shall return to the Issuer, as soon as practicable, any money not required for that purpose.
     (G) Simultaneously with providing such Redemption Notice, the Issuer will also issue a press release announcing the occurrence of such redemption (and make the press release available on its website). Once the Redemption Notice is given, the Notes called for redemption will become due and payable on the Redemption Date unless earlier converted.
     If Issuer redeems fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed (in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof) by lot, or on a pro rata basis or by another method the Trustee considers fair and appropriate. If the Trustee selects a portion of a Holder’s Notes for partial redemption and such Holder converts a portion of such Notes, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, the Issuer shall not be required to (i) issue, register the transfer of or exchange any Notes during a period beginning at the Opening of Business 15 days before any selection for redemption of Notes and ending at the Close of Business on the earliest date on which the relevant Redemption Notice is deemed to have been given to all Holders of Notes to be redeemed or (ii) register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.
3.02 Repurchase at Option of Holder Upon a Fundamental Change.
     (A) If a Fundamental Change occurs, each Holder shall have the right (the “Fundamental Change Repurchase Right”), at such Holder’s option, to require the Issuer to repurchase (a “Repurchase Upon Fundamental Change”) all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in excess of $2,000), on a date selected by the Issuer (the “Fundamental Change Repurchase Date”), which shall be no later than thirty-five (35) Business Days, nor earlier than twenty (20) Business Days, after the date the Fundamental Change Notice is mailed in accordance with Section 3.02(B), at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), upon:
     (i) delivery to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, no later than the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, of a Purchase Notice, in the form set forth in the Notes or any other form of written notice substantially similar thereto, in each case, duly completed and signed, with appropriate signature guarantee, stating:
     (a) the certificate number(s) of the Notes which the Holder will deliver to be repurchased, if such Notes are Physical Notes;

     (b) the principal amount of Notes to be repurchased, which must be an integral multiple of $1,000 in excess of $2,000; and
     (c) that such principal amount of Notes are to be repurchased pursuant to the terms and conditions specified in this Section 3.02; and
     (ii) delivery to the Issuer (if it is acting as its own Paying Agent), or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice, at any time after the delivery of such Purchase Notice, of such Notes (together with all necessary endorsements) with respect to which the Fundamental Change Repurchase Right is being exercised;
provided, however, that if such Fundamental Change Repurchase Date is after an Interest Record Date and on or before the related Interest Payment Date, then the full amount of accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Notes at the Close of Business on such Interest Record Date (without any surrender of such Notes by such Holder), and the Fundamental Change Repurchase Price shall not include any accrued but unpaid interest.
     If such Notes are held in book-entry form through the Depositary, the delivery of any Purchase Notice, Fundamental Change Notice or notice of withdrawal pursuant to Section 3.02(B)(x) shall comply with applicable procedures of the Depositary.
     Upon such delivery of Notes to the Issuer (if it is acting as its own Paying Agent) or such Paying Agent, such Holder shall be entitled to receive, upon request, from the Issuer or such Paying Agent, as the case may be, a nontransferable receipt of deposit evidencing such delivery.
     Notwithstanding anything in the Indenture to the contrary, any Holder that has delivered the Purchase Notice contemplated by this Section 3.02(A) to the Issuer (if it is acting as its own Paying Agent) or to a Paying Agent designated by the Issuer for such purpose in the Fundamental Change Notice shall have the right to withdraw such Purchase Notice by delivery, at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date (or, if there shall be a Default in the payment of the Fundamental Change Repurchase, at any time during which such Default is continuing), of a written notice of withdrawal to the Issuer (if acting as its own Paying Agent) or the Paying Agent, which notice shall contain the information specified in Section 3.02(B)(x).
     The Paying Agent shall promptly notify the Issuer of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.
     (B) Within 20 Business Days after the occurrence of a Fundamental Change, the Issuer shall mail, or cause to be mailed, to all Holders of the Notes at their addresses shown in the register of the Registrar, and to beneficial owners as required by applicable law, a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and the Fundamental Change Repurchase Right arising as a result thereof. The Issuer shall deliver a copy of the Fundamental Change Notice to the Trustee and shall publicly release, through a reputable national newswire service, such Fundamental Change Notice. Each Fundamental Change Notice shall state:
     (i) the events causing the Fundamental Change;
     (ii) the date of such Fundamental Change;
     (iii) the Fundamental Change Repurchase Date;
     (iv) the last date on which the Holder may exercise its Fundamental Change Repurchase Right, which shall be the Business Day immediately preceding the Fundamental Change Repurchase Date;

     (v) the Fundamental Change Repurchase Price;
     (vi) the names and addresses of the Paying Agent and the Conversion Agent;
     (vii) the procedures which a Holder must follow to exercise the Fundamental Change Repurchase Right;
     (viii) that the Fundamental Change Repurchase Price for any Note as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable, but in no event after the later of such Fundamental Change Repurchase Date and the time of book- entry transfer or delivery of the Note (together with all necessary endorsements); provided, however, that if such Fundamental Change Repurchase Date is after an Interest Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then the accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Interest Record Date (without any surrender of such Notes by such Holder) and the Fundamental Change Repurchase Price shall not include any accrued and unpaid interest;
     (ix) that, except as otherwise provided herein with respect to a Fundamental Change Repurchase Date that is after an Interest Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, on and after such Fundamental Change Repurchase Date, unless there shall be a Default in the payment of the Fundamental Change Repurchase Price, interest on Notes subject to Repurchase Upon Fundamental Change will cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, the Fundamental Change Repurchase Price;
     (x) that a Holder will be entitled to withdraw its election in the Purchase Notice prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, or such longer period as may be required by law, by means of a letter or telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth (I) the name of such Holder, (II) a statement that such Holder is withdrawing its election to have Notes purchased by the Issuer on such Fundamental Change Repurchase Date pursuant to a Repurchase Upon Fundamental Change, (III) the certificate number(s) of such Notes to be so withdrawn, if such Notes are Physical Securities, (IV) the principal amount of the Notes of such Holder to be so withdrawn, which amount must be $2,000 or an integral multiple of $1,000 in excess thereof and (V) the principal amount, if any, of the Notes of such Holder previously surrendered that remain subject to the Purchase Notice delivered by such Holder in accordance with this Section 3.02, which amount must be $2,000 or an integral multiple of $1,000 in excess thereof; provided, however, that if there shall be a Default in the payment of the Fundamental Change Repurchase Price, a Holder shall be entitled to withdraw its election in the Purchase Notice at any time during which such Default is continuing;
     (xi) the Conversion Rate and any adjustments to the Conversion Rate that will result from the Fundamental Change; and
     (xii) that Notes with respect to which a Holder has delivered a Fundamental Change Repurchase Notice may be converted, if otherwise convertible, only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Section 3.02
     At the Issuer’s request, upon prior notice reasonably acceptable to the Trustee, the Trustee shall mail such Fundamental Change Notice in the Issuer’s name and at the Issuer’s expense; provided, however, that the form and content of such Fundamental Change Notice shall be prepared by the Issuer.

     No failure of the Issuer to give a Fundamental Change Notice shall limit any Holder’s right pursuant hereto to exercise a Fundamental Change Repurchase Right.
     (C) Subject to the provisions of this Section 3.02, the Issuer shall pay, or cause to be paid, the Fundamental Change Repurchase Price with respect to each Note as to which the Fundamental Change Repurchase Right shall have been exercised to the Holder thereof as promptly as practicable, but in no event later than the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or when such Note is surrendered to the Paying Agent; provided, however, that if such Fundamental Change Repurchase Date is after an Interest Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then the accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Interest Record Date and the Fundamental Change Repurchase Price shall not include any accrued and unpaid interest.
     (D) The Issuer shall, in accordance with Section 2.08, deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 10.3 of the Original Indenture) money, in funds immediately available on the Fundamental Change Repurchase Date, sufficient to pay the Fundamental Change Repurchase Price for all of the Notes that are to be repurchased by the Issuer on such Fundamental Change Repurchase Date pursuant to a Repurchase Upon Fundamental Change. The Paying Agent shall return to the Issuer, as soon as practicable, any money not required for that purpose.
     (E) Once the Fundamental Change Notice and the Purchase Notice have been duly given in accordance with this Section 3.02, the Notes to be repurchased pursuant to a Repurchase Upon Fundamental Change shall, on the Fundamental Change Repurchase Date, become due and payable in accordance herewith, and, on and after such date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), except as otherwise provided herein with respect to a Fundamental Change Repurchase Date that is after an Interest Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, such Notes shall cease to bear interest (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent), and all rights of the relevant Holders of such Notes shall terminate, other than the right to receive, in accordance herewith, such consideration and any other applicable rights under those sections set forth in the proviso in Section 7.01.
     (F) Notes with respect to which a Purchase Notice has been duly delivered in accordance with this Section 3.02 may be converted pursuant to Article IX herein only if such Purchase Notice has been timely withdrawn in accordance with this Section 3.02.
     (G) If any Note shall not be paid upon book-entry transfer or surrender thereof for Repurchase Upon Fundamental Change, the principal of, and accrued and unpaid interest on, such Note shall, until paid, bear interest, payable in cash, at the rate borne by such Note on the principal amount of such Note, and such Note shall be convertible pursuant to Article IX if any Purchase Notice with respect to such Note is withdrawn pursuant to this Section 3.02.
     (H) Any Note which is to be submitted for Repurchase Upon Fundamental Change only in part shall be delivered pursuant to this Section 3.02 (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing, with a medallion guarantee), and the Issuer shall promptly execute, and the Trustee shall promptly authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, of the same tenor and in aggregate principal amount equal to the portion of such Note not duly submitted for Repurchase Upon Fundamental Change.
     (I) Notwithstanding anything in the Indenture to the contrary, except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Repurchase Price, there shall be no purchase of any Notes pursuant to this Section 3.02 on a Fundamental Change Repurchase Date if, on such date, the principal amount of the Notes shall have been accelerated in accordance with the Indenture and such acceleration shall not have been rescinded on or prior to such date in accordance with the Indenture. The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of such an acceleration.
     (J) In connection with any Repurchase Upon Fundamental Change, the Issuer shall, to the extent applicable (i) comply with all applicable tender offer rules under the Exchange Act, including Rule 13e-4 and Regulation 14E thereunder, and with all other applicable laws; (ii) file a Schedule TO or any other schedules required under the Exchange Act or any other applicable laws; and (iii) otherwise comply with all applicable United States federal and state securities laws in connection with any offer by the Issuer to purchase the Notes.
3.03 Redemption for Changes in Taxes
     The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice (a “Tax Redemption Notice”) to the Holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in Section 3.01(E)). The price to be paid by the Issuer in connection with a tax redemption (the “Tax Redemption Price”) equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”), plus (3) all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to Sections 4.01 and 4.06), if on the next date on which any amount would be payable in respect of the Notes, Issuer is or would be required to pay Additional Amounts, and Issuer cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent), and the requirement arises as a result of:
     (A) any change in, or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of Canada or any Canadian province affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the Issue Date of the Notes; or
     (B) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of laws, regulations or rulings of Canada or any Canadian province affecting taxation (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the Issue Date of the Notes.
     (C) Issuer will not give any such Tax Redemption Notice earlier than 60 days prior to the earliest date on which Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such Tax Redemption Notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing of any Tax Redemption Notice of the Notes pursuant to the foregoing, Issuer will deliver to the Trustee an opinion of independent tax counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld) to the effect that there has been such change or amendment which would entitle the Issuer to redeem the Notes hereunder. In addition, before Issuer publishes or mails a Tax Redemption Notice, Issuer will deliver to the Trustee an Officers’ Certificate to the effect that Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to the Issuer.
     (D) The Trustee will accept such Officers’ Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.
     (E) The Issuer shall, in accordance with Section 2.08, deposit with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 10.3 of the Original Indenture) money, in funds immediately available on the Tax Redemption Date, sufficient to pay the Tax Redemption Price for all of the Notes that are to be redeemed by the Issuer on such Tax Redemption Date pursuant to a Tax Redemption Notice. The Paying Agent shall return to the Issuer, as soon as practicable, any money not required for that purpose.

IV. COVENANTS
4.01 Payment of Principal, Premium, if any, and Interest.
     The Issuer covenants and agrees for the benefit of the Holders of the Notes that the Issuer shall pay or cause to be paid all amounts due with respect to the Notes on the dates and in the manner provided in the Notes and the Indenture. All such amounts shall be considered paid on the date due if the Paying Agent holds (or, if the Issuer or a Subsidiary of the Issuer is acting as Paying Agent, the Issuer or such Subsidiary has segregated and holds in trust in accordance with Section 10.3 of the Original Indenture) as of 10:00 a.m., New York City time, on the due date, money in immediately available funds and designated for and sufficient to pay all amounts then due with respect to the Notes (unless there shall be a Default in the payment of such amounts to the respective Holder(s)).
     If a payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period. The Issuer will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes.
     The Issuer shall pay, in cash, interest on any overdue amount (including, to the extent permitted by applicable law, overdue interest) at the rate borne by the Notes.
4.02 [Reserved].
4.03 Reports.
     (A) The Issuer shall deliver to the Trustee, no later than the time such report is required to be filed with the SEC pursuant to the Exchange Act, a copy of each report the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), and shall otherwise comply with the requirements of Trust Indenture Act § 314(a); provided, however, that each such report will be deemed to be so delivered to the Trustee if the Issuer files such report with the SEC through the SEC’s EDGAR database no later than the time such report is required to be filed with the SEC pursuant to the Exchange Act (taking into account any applicable grace periods provided thereunder).
     (B) Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on the certificate delivered pursuant to Trust Indenture Act § 314(a)(4)).
4.04 Further Instruments and Acts.
     Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture in respect of the Notes.
4.05 Notice of Additional Interest.
     In the event that the Issuer is required to pay Additional Interest upon the Notes, the Issuer shall provide written notice (“Additional Interest Notice”) to the Trustee of its obligation to pay Additional Interest no later than fifteen (15) calendar days prior to the proposed payment date for the Additional Interest. Each Additional Interest Notice shall set forth the amount of Additional Interest to be paid by the Issuer on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the amount of Additional Interest, or with respect to the nature, extent or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.

4.06 Additional Amounts.
     (A) All payments made by Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, assessment, or other governmental charge of whatever nature imposed, levied, collected, withheld or assessed (including any penalties and interest related thereto) (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of Canada, any province or territory thereof or, in each case, any agency or authority therein or thereof (“Canadian Taxes”), will at any time be required to be made from any payments made under or with respect to the Notes, including, without limitation, payments of principal, Redemption Price, Fundamental Change Repurchase Price, Tax Redemption Price, purchase price, interest or premium, Issuer will make such withholdings or deduction and pay as additional interest such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder or beneficial owner of Notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
     (i) any Canadian Taxes to the extent such Canadian Taxes would not have been imposed but for the Holder or beneficial owner of Notes not dealing at arm’s length with Issuer at the relevant time within the meaning of the Income Tax Act (Canada) (the “Tax Act”) other than merely as a result of purchasing and holding a Note;
     (ii) any Canadian Taxes to the extent such Canadian Taxes would not have been imposed but for the Holder or the beneficial owner of the Notes being a citizen or resident or national of, or incorporated in Canada or having any other present or former connection with Canada other than the mere acquisition, holding, exercise or enforcement of rights, or receipt of payment in respect of the Notes;
     (iii) any Canadian Taxes to the extent such Canadian Taxes are imposed or withheld as a result of the failure of the Holder of the Note or beneficial owner of the Notes to comply, to the extent such Holder is legally entitled, with any reasonable written request, made by the Issuer to that Holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of Canada as a precondition to any exemption from or reduction in all or part of such Taxes; and
     (iv) any Canadian Taxes to the extent such Canadian Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
     (B) Upon becoming obligated to pay Additional Amounts with respect to any payment pursuant to Section 4.01, Issuer will deliver to the Trustee an Officers’ Certificate stating that Additional Amounts will be payable, the amount estimated to be so payable, and setting forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date, on a date that is at least 30 days prior to the date of such payment; provided that, if the obligation to pay Additional Amounts arises after the 30th day prior to such payment date, the Issuer will notify the Trustee promptly thereafter. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. Issuer will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

     (C) Issuer will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. Upon request, Issuer will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. Issuer will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per $1,000 principal amount of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.
     (D) Whenever in the Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     (E) The obligations in this Section 4.06 will survive termination or discharge of the Indenture, any transfer by a Holder or beneficial owner of their Notes and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any guarantor is incorporated, engaged in business or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note guarantee) and any department or political subdivision thereof or therein.
V. SUCCESSORS
5.01 When Issuer May Merge, etc.
     The Issuer shall not consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the consolidated property or assets of the Issuer to another Person, whether in a single transaction or series of related transactions, unless (i) the Issuer is the continuing corporation or such other Person is a corporation organized and existing under the laws of the United States of America, any state of the United States of America or the District of Columbia, Canada or province or territory of Canada, and such other Person assumes by supplemental indenture all the obligations of the Issuer under the Notes and the Indenture and (ii) immediately after such transaction or series of transactions, no Default or Event of Default exists.
     For purposes of this Section 5.01, the sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer to another Person, which properties or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Issuer on a consolidated basis, shall be deemed to be the sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the consolidated properties or assets of the Issuer to another Person.
     The Issuer shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel (which may rely upon such Officers’ Certificate as to the absence of Defaults and Events of Default) stating that the proposed transaction and such supplemental indenture will, upon consummation of the proposed transaction, comply with the Indenture.
5.02 Successor Substituted.
     In case of any such consolidation, merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the consolidated property or assets of the Issuer and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual payment of the Fundamental Change Repurchase Price with respect to all Notes repurchased on each Fundamental Change Repurchase Date, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture and the Notes to be performed by the Issuer, such successor Person shall, except in the case of a lease of all or substantially all of the Issuer’s consolidated properties or assets, succeed to and be substituted for the Issuer, with the same effect as if it had been named herein as the party of the first part. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Issuer any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such successor Person instead of the Issuer and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Issuer in accordance with Section 2.12 of this First Supplemental Indenture to the Trustee for authentication, and any Notes that such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger or any sale, transfer, conveyance or other disposition (but not in the case of a lease), upon compliance with this Article V the Person named as the “Issuer” in the first paragraph of this First Supplemental Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article V may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and its obligations under the Indenture shall terminate.
     In case of any such consolidation, merger or any sale, assignment, transfer, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
VI. DEFAULTS AND REMEDIES
6.01 Events Of Default.
     Each of the following events shall be an “Event of Default” wherever used herein with respect to the Notes, and, except to the extent set forth in this Section 6.01, the Notes shall not have the benefit of any “Event of Default” specified in Section 5.1 of the Original Indenture, which shall not apply with respect to the Notes, as this Section 6.01 supersedes the entirety thereof:
     (i) default by the Issuer on any payment of interest, including Additional Interest and/or Additional Amounts, if any, on the Notes when due and payable and the default continues for a period of 30 days;
     (ii) default by the Issuer in the payment of principal or of any Additional Amounts payable in respect of any principal amount of any Note when due and payable at the Maturity Date, of the Redemption Price on any Redemption Date, of the Fundamental Change Repurchase Price upon purchase in connection with a Fundamental Change, upon declaration of acceleration or otherwise, when the same becomes due and payable;
     (iii) Issuer’s failure to satisfy its conversion obligations upon exercise of a Holder’s conversion rights and such failure continues for 5 Business Days after there has been given to the Issuer by the Trustee or such Holder specifying such default or breach;
     (iv) Issuer’s failure to timely provide notice pursuant to Section 3.02(B) or Section 9.15(E);
     (v) Issuer’s failure to comply with its obligations under Article V;
     (vi) Issuer’s failure to perform under any covenant or agreement in the Notes (other than a covenant or agreement a default in whose performance or other breach is specifically dealt with in clauses (i) through (v) above) that continues for a period of 60 days after Issuer receives written notice of such failure from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding;

     (vii) default by Issuer or any Subsidiary of Issuer under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Issuer or any of the Issuer’s Subsidiaries, whether such indebtedness now exists, or is created after the date of this First Supplemental Indenture (but excluding any indebtedness owed to the Issuer), if that default:
     (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the Maturity Date of such indebtedness (a “Payment Default”); or
     (b) results in the acceleration of such indebtedness prior to its Maturity Date;
and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20,000,000 or more;
     (viii) failure by the Issuer or any of its Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20,000,000 (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days; and
     (ix) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Issuer or a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or a Significant Subsidiary under or subject to the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the U.S. Federal Bankruptcy Code or any other federal, provincial, state or foreign bankruptcy, insolvency or analogous laws, or the issuance of a sequestration order or the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or a Significant Subsidiary or in receipt of any substantial part of the property of the Issuer or a Significant Subsidiary, and any such decree, order or appointment continues unstayed and in effect for a period of 90 consecutive days the institution by the Issuer or a Significant Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Issuer or a Significant Subsidiary to the institution of bankruptcy or insolvency proceedings against the Issuer or a Significant Subsidiary, or the filing by the Issuer or a Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under or subject to the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the U.S. Federal Bankruptcy Code or any other federal, provincial, state or foreign bankruptcy, insolvency or analogous laws or the consent by the Issuer or a Significant Subsidiary to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or a Significant Subsidiary or of any substantial part of the property of the Issuer or a Significant Subsidiary, or the making by the Issuer or a Significant Subsidiary of a general assignment for the benefit of creditors, or the admission by the Issuer or a Significant Subsidiary in writing of its inability to pay its debts generally as they become due or the taking by the Issuer or a Significant Subsidiary of corporate action in furtherance of any of the aforesaid purposes;
     If an Event of Default occurs and is continuing, other than the Event of Default described in clause (ix) above with respect to the Issuer, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare 100% of the principal of and accrued and unpaid interest, including Additional Interest and/or Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If the Event of Default described in clause (ix) above occurs with respect to the Issuer, 100% of the principal of and accrued and unpaid interest, including any Additional Interest and/or Additional Amounts, on the Notes will automatically become immediately due and payable.

6.02 Sole Remedy for Failure to Report.
     Notwithstanding any other provision of the Indenture (including, but not limited to, Section 6.1 of this First Supplemental Indenture), the sole remedy for an Event of Default relating to failure to comply with Section 4.03(A), which shall apply in lieu of Section 7.4 of the Original Indenture, shall, for the first 180 days immediately following the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest (“Additional Interest”) on the Notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of Notes for the first 90 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of Notes for the next 90 days after the first 90 days following the occurrence of such Event of Default, in each case, payable semi-annually in the same manner and at the same time as the stated interest payable on the Notes. Such Additional Interest shall accrue on all outstanding Notes from, and including, the date on which such Event of Default first occurs to, and including, the 180th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of Additional Interest pursuant to this Section 6.02, on and after the 181st day immediately following an Event of Default relating to a failure to comply with Section 4.03(A), such Additional Interest will cease to accrue and, if such Event of Default has not been cured or waived prior to such 181st day, the Notes will be subject to acceleration as provided in Section 6.01. The provisions of this Section 6.02 shall not affect the rights of Holders in the event of the occurrence of any other Event of Default.
     In order to elect to pay Additional Interest on the Notes as the sole remedy during the first 180 days after the occurrence of an Event of Default pursuant to this Section 6.02, the Issuer must notify all Holders of Notes and the Trustee and Paying Agent of such election on or before the Business Day preceding the date on which such Event of Default first occurs. If the Issuer fails to timely give such notice, the Notes will be immediately subject to acceleration as provided in Section 6.01.
6.03 Waiver of Past Defaults.
     Subject to Sections 6.04 and 8.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the Trustee, waive any past Default or Event of Default and its consequences, other than:
     (A) a Default or Event of Default in the payment of the principal of, or interest on, any Note, or in the payment of the Redemption Price, Fundamental Change Repurchase Price or Tax Redemption;
     (B) a Default or Event of Default arising from a failure by the Issuer to convert any Notes in accordance with this First Supplemental Indenture; or
     (C) any Default or Event of Default, as to each non-consenting Holder, in respect of any provision of the Indenture or the Notes which, under Section 8.02 of this First Supplemental Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note affected. When a Default or an Event of Default is waived, it is cured and ceases to exist for all purposes under the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default with respect to such Notes or impair any right with respect to such Notes consequent thereon.
6.04 Rights of Holders to Receive Payment and to Convert Notes.
     Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of all amounts (including any principal, interest, Additional Interest, Additional Amounts, Redemption Price, the Fundamental Change Repurchase Price or Tax Redemption Price) due with respect to the Notes, on or after the respective due dates as provided in the Indenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder. In addition, notwithstanding any other provision of the Indenture, the right of any Holder to convert the Note in accordance with the Indenture, or to bring suit for the enforcement of such right, shall not be impaired or affected without the consent of the Holder.

6.05 Notice of Defaults by Trustee.
     In lieu of Section 6.2 of the Original Indenture, if a Default or Event of Default occurs and is continuing as to which a Responsible Officer of the Trustee who shall have direct responsibility for the administration of the Indenture shall have written notice, then the Trustee shall mail to each Holder a notice of the Default or Event of Default within ninety (90) days after receipt of such notice, unless such Default or Event of Default has been cured or waived; provided, however, that, except in the case of a Default or Event of Default in payment or delivery of any amounts due (including principal, interest, the Redemption Price, the Fundamental Change Repurchase Price or the consideration due upon conversion) with respect to any Note, the Trustee may withhold such notice if, and so long as a committee of its Responsible Officers in good faith determines that, withholding such notice is in the best interests of Holders.
VII. SATISFACTION AND DISCHARGE OF INDENTURE
7.01 Termination Of The Obligations Of The Issuer.
     The Indenture shall cease to be of further effect, and the Trustee shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, if (a) either (i) all outstanding Notes (other than Notes replaced pursuant to Section 3.6 of the Original Indenture) have been delivered to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable on the Maturity Date, upon conversion, upon redemption or upon repurchase upon Fundamental Change, and in either case the Issuer irrevocably deposits, prior to the applicable due date, with the Trustee or the Paying Agent (if the Paying Agent is not the Issuer or any of its Affiliates) cash or, in the case of conversion, cash and/or Common Shares, if any, sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 3.6 of the Original Indenture) on the Maturity Date, the relevant settlement date of any conversion or the Fundamental Change Repurchase Date, as the case may be; (b) the Issuer pays to the Trustee all other sums payable hereunder by the Issuer; and (c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that Sections 7.1, 3.6, 2.3, 5.15, 6.7, 6.9, 6.10, 6.13 and 10.3 of the Original Indenture, Sections 2.03, 2.04, 2.05, 2.09, 2.12, 3.02, 4.01, 4.05, 14.02, 14.05 and 14.11 of this First Supplemental Indenture and Articles VII, IX, X and XI of this First Supplemental Indenture shall survive any discharge of the Indenture until such time as the Notes have been paid in full and there are no Notes outstanding.
7.02 Application of Trust Money.
     The Trustee shall hold in trust all money deposited with it pursuant to Section 7.01 and shall apply such deposited money through the Paying Agent and in accordance with the Indenture to the payment of amounts due on the Notes.
7.03 Repayment to Issuer.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or interest on, any Notes and remaining unclaimed for two (2) years after such principal or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) will be discharged from such trust; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment or discharge, may, at the expense of the Issuer, cause to be published (in no event later than five (5) days after the Issuer requests repayment) once in a newspaper of general circulation in the City of New York or cause to be mailed to each Holder, notice stating that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid or discharged, as applicable, to the Issuer. The Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof as general creditors, subject to applicable law, and all liability of the Trustee or such Paying Agent with respect to such trust money will thereupon cease.

7.04 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any money in accordance with Sections 7.01 and 7.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under the Indenture, the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 7.01 and 7.02 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 7.01 and 7.02; provided, however, that if the Issuer has made any payment of amounts due with respect to any Notes because of the reinstatement of its obligations, then the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
VIII. AMENDMENTS
8.01 Without Consent of Holders.
     The Issuer and the Trustee may amend or supplement the Indenture, or the Notes without the consent of any Holder:
     (i) to comply with Section 5.01 or Section 9.12; or
     (ii) to make provision with respect to adjustments to the Conversion Rate in accordance with this First Supplemental Indenture or to increase the Conversion Rate in accordance with this First Supplemental Indenture;
     (iii) cure any ambiguity or omission or correct any inconsistent or otherwise defective provision contained in the Indenture or the Notes, so long as such action will not materially adversely affect the interests of Holders;
     (iv) provide for the assumption by a surviving or successor corporation of the obligations of the Issuer under the Indenture or evidence and provide for the acceptance of appointment of a successor Trustee pursuant to the Indenture;
     (v) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code);
     (vi) add guarantees with respect to the Notes;
     (vii) secure the Notes;
     (viii) add to the Issuer’s covenants for the benefit of the Holders or surrender any right or power conferred upon the Issuer;
     (ix) make any change that does not materially adversely affect the rights of any Holder;
     (x) comply with the provisions of any clearing agency, clearing corporation or clearing system, including DTC, the Trustee or the Registrar with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes;
     (xi) comply with any requirements under the Trust Indenture Act; or

     (xii) conform the provisions of the Indenture and the Notes to the “Description of Notes” section as set forth in the final prospectus supplement related to the offering and sale of the Notes dated November 5, 2010.
     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, Issuer is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.
8.02 With Consent of Holders.
     Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then Outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver in relation to a past Event of Default, may:
     (i) impair the right of the non-consenting Holders to institute suit for the enforcement of any delivery or payment on, or with respect to, or due upon the conversion of, any Note;
     (ii) modify, in a manner adverse to Holders, the provisions with respect to the right of Holders pursuant to Section 3.02 to require the Issuer to repurchase Notes upon the occurrence of a Fundamental Change;
     (iii) adversely affect the right of Holders to convert Notes in accordance with Article IX.
     (iv) reduce the percentage in principal amount of Notes whose Holders must consent to an amendment of the Indenture or to waive any past default;
     (v) reduce the rate of or extend the stated time for payment of interest on any Note or reduce the amount or extend the stated time for payment of Additional Interest or Additional Amounts;
     (vi) reduce the principal of or extend the Maturity Date of any Note;
     (vii) reduce the Redemption Price, the Fundamental Change Repurchase Price or Tax Redemption Price of any Note or amend or modify in any manner adverse to the Holders of Notes, the Issuer’s obligation to make such payment;
     (viii) make any principal or interest payable in a currency other than that stated in the Note;
     (ix) impair the right of any Holder to receive payment of principal of and interest, including any Additional Interest or Additional Amounts, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (x) change the ranking of the Notes; or

     (xi) make any change in the amendment provisions or in the waiver provisions of the Indenture which require each Holder’s consent, except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of Notes.
8.03 Effect of Supplemental Indentures.
     Upon the due execution and delivery of any supplemental indenture in accordance with this Article VIII, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes, and, except as set forth in Sections 8.01 or 8.02 of this First Supplemental Indenture, every Holder of Notes shall be bound thereby.
IX. CONVERSION
9.01 Conversion Privilege.
     Subject to the provisions of Article III hereof and Section 9.02 herein, the Notes may be surrendered for conversion at any time prior to Close of Business on the Business Day immediately preceding the Maturity Date. Holders of Notes may convert their Notes in integral multiples of $1,000 in excess of $2,000.
     (A) Except as described in this Section IX, Issuer will not make any payment or other adjustment on conversion with respect to any accrued interest on the Notes, and Issuer will not adjust the Conversion Rate to account for accrued and unpaid interest. Accrued interest will be deemed to be paid by the consideration received by the Holder upon conversion. Upon conversion of the Notes into a combination of cash and Common Shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.
     (B) A Note for which a Holder has delivered a Fundamental Change Notice requiring the Issuer to repurchase the Note may be surrendered for conversion only if the Holder timely withdraws the notice in accordance with the Indenture, unless Issuer defaults in the payment of the Fundamental Change Repurchase Price.
     (C) Holders of Notes converted after the date Issuer delivers a Redemption Notice pursuant to Section 3.01 (and in the event of a partial redemption, such Notes are selected by the Trustee for redemption) will receive a Make-Whole Premium.
9.02 Conversion Procedure and Payment Upon Conversion.
     (A) To convert a Note a Holder must:
     (i) complete and manually sign the Conversion Notice, with appropriate signature guarantee, or facsimile of the Conversion Notice and deliver the completed Conversion Notice to the Conversion Agent;
     (ii) surrender the Note to the Conversion Agent;
     (iii) if required, furnish appropriate endorsements and transfer documents;
     (iv) if required, pay any transfer or similar taxes; and
     (v) if required by Section 9.02(C), pay funds equal to interest payable on the next Interest Payment Date.
     If a Holder holds a beneficial interest in a Note issued in the form of a Global Note, to convert such Note, the Holder must comply with clauses (iv) and (v) above and the Depositary’s procedures for converting such beneficial interest.

     Upon conversion of a Note, the Issuer shall pay or deliver, as the case may be, through the Conversion Agent, Common Shares ( “Physical Settlement”), cash (“Cash Settlement”), or a combination thereof (“Combination Settlement”) as set forth below in this Section 9.02(A) and subject to Section 9.03. The Issuer shall inform converting Holders in writing through the Trustee of its election of the relevant Settlement Method (the “Settlement Election Notice”) in respect of such Conversion Date (or such period, as the case may be). If the Issuer elects Combination Settlement, such Settlement Election Notice shall specify the amount to be satisfied in cash either as a percent of the conversion obligation (the “Cash Percentage”) or as a fixed dollar amount per $1,000 principal amount of Notes (the “Specified Cash Amount”).
     The Issuer shall provide a Settlement Election Notice with respect to Notes converted during the period beginning on, and including, the twenty-second (22nd) Business Day immediately preceding the Maturity Date and ending on, and including the Business Day immediately preceding the Maturity Date, no later than the twenty-third (23rd) Business Day immediately preceding the Maturity Date; and in all other cases, no later than two (2) Business Days following the applicable Conversion Date. If the Issuer does not provide a Settlement Election Notice prior to the applicable deadline specified in the immediately preceding sentence, the Issuer will be deemed to have elected Physical Settlement. If Issuer elects Combination Settlement, but does not provide the Cash Percentage or Specified Cash Amount prior to the applicable deadline specified in the first sentence of this paragraph, the Specified Cash Amount will be deemed to be $1,000 for such Conversion Date.
     The Issuer will treat all converting Holders with the same Conversion Date in the same manner. Except for any conversion occurring on or after the twenty-second (22nd) Business Day immediately preceding the Maturity Date, the Issuer will not have any obligation to settle conversions occurring on different Conversion Dates in the same manner.
     If the Issuer elects Physical Settlement, such settlement shall occur within three Business Days of the relevant Conversion Date.
     If the Issuer elects Cash Settlement or Combination Settlement, such settlement shall occur on the third Business Day immediately following the final Trading Day of the applicable Cash Settlement Averaging Period, except in connection with Make-Whole Fundamental Changes described in clause (d) of the definition of Change in Control, where the consideration for Common Shares is comprised entirely of cash as described in Section 9.15.
     The amount of cash and number of Common Shares, as the case may be, due upon conversion of the Notes shall be determined as follows:
     (i) If the Issuer elects Physical Settlement, the Issuer shall deliver to each converting Holder a number of Common Shares equal to (i) (A) the aggregate principal amount of Notes converted, divided by (B) $1,000 multiplied by (ii) the Conversion Rate in effect on the relevant Conversion Date (provided that the Issuer shall deliver cash in lieu of fractional shares as described in Section 9.03).
     (ii) If the Issuer elects Cash Settlement, the Issuer shall pay to each converting Holder, for each $1,000 principal amount of Notes so converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the twenty (20) consecutive Trading Days in the relevant Cash Settlement Averaging Period.
     (iii) If the Issuer elects Combination Settlement, the Issuer shall deliver to each converting Holder, for each $1,000 principal amount of Notes so converted, cash and Common Shares equal to the sum of the Daily Settlement Amounts for each of the twenty (20) consecutive Trading Days in the relevant Cash Settlement Averaging Period.
     The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Issuer promptly following the last day of the applicable Cash Settlement Averaging Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable in lieu of fractional shares (if any), the Issuer shall notify the Trustee and the Conversion Agent of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable in lieu of fractional shares (if any). The Trustee and the Conversion Agent shall have no responsibility for any such determination.
     (B) A Holder receiving Common Shares upon conversion shall not be entitled to any rights as a holder of Common Shares, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the Close of Business on the Conversion Date or the Close of Business on the last Trading Day of the relevant Cash Settlement Averaging Period. On and after the Conversion Date with respect to a conversion of a Note pursuant hereto, all rights of the Holder of such Note shall terminate, other than the right to receive the consideration payable or deliverable, as the case may be, upon conversion of such Note as provided herein.
     (C) Except as provided in the Notes or in this Article IX, no payment or adjustment will be made for dividends on any Common Shares issued on or prior to conversion or for accrued interest on a converted Note, and such accrued interest, if any, shall be deemed to be paid by the consideration paid to the Holder upon conversion. Such accrued interest, if any, shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of the Notes into a combination of cash and Common Shares, accrued and unpaid interest (if any) shall be deemed to be paid first out of the cash paid upon such conversion. If any Holder surrenders a Note for conversion after the Close of Business on any Interest Record Date and prior to the Open of Business on the next Interest Payment Date, then, notwithstanding such conversion, the full amount of interest payable with respect to such Note on such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record of such Note at the Close of Business on such Interest Record Date; provided, however, that such Note, when surrendered for conversion, must be accompanied by payment in cash to the Conversion Agent on behalf of the Issuer of the full amount equal to the interest payable on such Interest Payment Date on the portion so converted; provided further, however, that such payment to the Conversion Agent described in the immediately preceding proviso in respect of a Note surrendered for conversion shall not be required with respect to a Note that (i) is surrendered for conversion after the Close of Business on the Interest Record Date immediately preceding the Maturity Date or (ii) is surrendered for conversion after the Close of Business on an Interest Record Date for the payment of an installment of interest and on or before the Open of Business on the related Interest Payment Date, where, pursuant to Section 3.02, the Issuer has specified, with respect to a Fundamental Change, a Fundamental Change Repurchase Date that is after such Interest Record Date and on or before such Interest Payment Date; provided further that, if the Issuer shall have, prior to the Conversion Date with respect to a Note, defaulted in a payment of interest on such Note, then in no event shall the Holder of such Note who surrenders such Note for conversion be required to pay such Defaulted Interest or the interest that shall have accrued on such Defaulted Interest pursuant to Section 2.07 of this First Supplement Indenture and Section 3.7 of the Original Indenture or otherwise (it being understood that nothing in this Section 9.02(C) shall affect the Issuer’s obligations under Section 2.07 of this First Supplement Indenture and Section 3.7 of the Original Indenture).
     (D) If a Holder converts more than one Note at the same time, the number of full Common Shares issuable upon such conversion, if any, shall be based on the total principal amount of all Notes converted.
     (E) Upon surrender of a Note that is converted in part, the Trustee shall authenticate for the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.
9.03 Cash in Lieu of Fractional Shares.
     The Issuer will not issue fractional shares upon conversion of a Note or Notes. Instead, the Issuer shall pay cash in lieu of fractional shares based on the Closing Sale Price of Common Shares on the Conversion Date (if the Issuer elects Physical Settlement) or the Volume-Weighted Average Price of the Issuer’s Common Shares on the last Trading Day of the relevant Cash Settlement Averaging Period (if the Issuer elects Combination Settlement).
9.04 Taxes on Conversion.
     If a Holder converts its Note, the Issuer shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of Common Shares upon the conversion. However, such Holder shall pay any such tax or duty which is due because such shares are issued in a name other than such Holder’s name. The Conversion

Agent may refuse to deliver a certificate representing the Common Shares to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty that will be due because such shares are to be issued in a name other than such Holder’s name.
9.05 Issuer to Provide Common Shares.
     The Issuer shall at all times reserve out of its authorized but unissued Common Shares or Common Shares held in its treasury enough Common Shares to permit the conversion, in accordance herewith, of all of the Notes. The Common Shares, if any, due upon conversion of a Note issued in the form of a Global Note shall be delivered by the Issuer in accordance with the Depositary’s customary practices.
     All Common Shares which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim.
     The Issuer shall comply with all securities laws regulating the offer and delivery of Common Shares upon conversion of Notes and shall list such shares on each national securities exchange or automated quotation system on which the Common Shares are then listed.
9.06 Adjustment of Conversion Rate.
     The Conversion Rate shall be subject to adjustment determined by the Issuer from time to time, without duplication, upon the occurrence of any of the following events:
     (a) If the Issuer issues Common Shares as a dividend or distribution on the Common Shares, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0	×	OS’
OS0
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such dividend or distribution, or the Open of Business on the effective date of such share split or share combination, as the case may be;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such dividend or distribution, or the Open of Business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of Common Shares outstanding immediately prior to the Open of Business on the Ex Date for such dividend or distribution, or the Open of Business on the effective date of such share split or share combination, as the case may be; and

OS’	=	the number of Common Shares outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.
     Any adjustment made under this Section 9.06(a) shall become effective immediately after the Open of Business on the Ex Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

     (b) If the Issuer distributes to all or substantially all holders of the Common Shares any rights, options or warrants entitling them, for a period expiring not more than forty-five (45) days immediately following such distribution, to purchase or subscribe for Common Shares at a price per share less than the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	OS0 + X
OS0 + Y
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such distribution;

OS0	=	the number of Common Shares that are outstanding immediately prior to the Open of Business on the Ex Date for such distribution;

X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the announcement for such distribution.
     Any increase made under this Section 9.06(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex Date for such distribution had not occurred.
     In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Shares at less than such average of the Closing Sale Prices for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the announcement for such distribution, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
     (c) If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other of its assets, securities or property to all or substantially all holders of Common Shares, excluding:
     (1) dividends or distributions covered by clause (a) and clause (b) above;
     (2) dividends or distributions paid exclusively in cash referred to in clause (c) below; and

     (3) Spin-Offs to which the provisions set forth in the last two paragraphs of this clause (d) shall apply;
then the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	SP0
SP0 — FMV
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property distributable with respect to each outstanding Common Share as of the Open of Business on the Ex Date for such distribution.
     Any increase made under the portion of this Section 9.06(c) above shall become effective immediately after the Open of Business on the Ex Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as the holders of the Common Shares, the amount and kind Distributed Property that such Holder would have received as if such Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Ex Date for such distribution.
     If the Board of Directors determines “FMV” for purposes of this Section 9.06(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution.
     With respect to an adjustment pursuant to this Section 9.06(c) where there has been a payment of a dividend or other distribution on the Common Shares of Capital Stock of any class or series, or similar equity interest, of or relating to an affiliate of the Issuer or other business unit, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	FMV + MP0
MP0
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for the Spin-Off;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex Date for the Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of Common Shares over the first ten (10) consecutive Trading Day period immediately following, and including, the effective date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Shares over the first ten (10) consecutive Trading Day period immediately following, and including, the effective date for the Spin-Off.
     The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Open of Business on the Ex Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten (10) Trading Days following and including, the effective date of any Spin-Off, references within the portion of this Section 9.06(c) related to Spin-Offs to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date for such conversion. If one or more Trading Days of any Cash Settlement Averaging Period occurs on or after the ex-dividend date for a Spin-Off, but on or prior to the effective date for such Spin-Off, such Cash Settlement Averaging Period will be suspended on the first such Trading Day and will resume on the second Trading Day of the valuation period for such Spin-Off, with references in the above definitions to ten (10) Trading Days deemed replaced with references to one (1) Trading Day.
     In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(c).
     (d) If any cash dividend or distribution is made to all or substantially all holders of Common Shares, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	SP0
SP0 — C
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period immediately preceding the Ex Date for such dividend or distribution; and

C	=	the USD amount in cash per Common Share the Issuer distributes to holders of its Common Shares.
     Such increase shall become effective immediately after the Open of Business on the Ex Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of the Common Shares, the amount of cash such Holder would have received as if such Holder owned a number of Common Shares equal to the Conversion Rate on the Ex Date for such dividend or distribution.
     In no event shall the Conversion Rate be decreased pursuant to this Section 9.06(d).
     (e) If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Shares, and if the cash and value of any other consideration included in the payment per share of the Common Shares exceeds the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	AC + (SP’ × OS’)
OS0 × SP’
where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
     The increase to the Conversion Rate under this clause (e) shall occur at the Open of Business on the Trading Day immediately following the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten (10) Trading Days immediately following the date that any such tender or exchange offer expires, references in this clause (e) to ten (10) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date for such conversion. If one or more Trading Days of any Cash Settlement Averaging Period occurs on or after the Trading Day immediately following the date the tender or exchange offer expires, such Cash Settlement Averaging Period will be suspended on the first such Trading Day and will resume on the second Trading Day immediately following the date the tender or exchange offer expires, with references in the above definitions to ten (10) Trading Days deemed replaced with references to one (1) Trading Day.
     (f) Notwithstanding this Section 9.06 or any other provision of the Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex Date, and a Holder that has converted its Notes on or after such Ex Date and on or prior to the related record date would be treated as the record holder of Common Shares as of the related Conversion Date as described under Section 9.02 based on an adjusted Conversion Rate for such Ex Date, then, notwithstanding the Conversion Rate adjustment provisions in this

Section 9.06, the Conversion Rate adjustment relating to such Ex Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the Common Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
     (g) In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, the Issuer may, from time to time and to the extent permitted by law and the continued listing requirements of the New York Stock Exchange, increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days or any longer period as may be permitted or required by law, if the Board of Directors has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Issuer. Such Conversion Rate increase shall be irrevocable during such period. The Issuer shall give notice to the Trustee and cause notice of such increase to be mailed to each Holder of Notes at such Holder’s address as the same appears on the registry books of the Registrar, at least fifteen (15) days prior to the date on which such increase commences.
     (h) Notwithstanding this Section 9.06 or any other provision of the Indenture or the Notes, if any Conversion Rate adjustment becomes effective, or any Ex Date for any issuance, dividend or distribution (relating to a required Conversion Rate adjustment) occurs, during the period beginning on, and including, the Open of Business on a Conversion Date and ending on, and including, the Close of Business on the last Trading Day of a related Cash Settlement Averaging Period, the Board of Directors shall make adjustments to the Conversion Rate and the amount of cash or number of Common Shares issuable upon conversion of the Notes, as the case may be, as is necessary or appropriate to effect the intent of this Section 9.06 and the other provisions of Article IX and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors. Any adjustment made pursuant to this Section 9.06 shall apply in lieu of the adjustment or other term that would otherwise be applicable.
     (i) All calculations under this Article IX shall be made to the nearest cent or to the nearest one-millionth of a share, as the case may be. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.
9.07	No Adjustment.
     Notwithstanding anything in the Indenture or in the Notes to the contrary, in no event shall the Conversion Rate be adjusted:
     (i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of the Issuer;
     (ii) upon the issuance of any Common Shares, restricted stock or restricted stock units, non-qualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Issuer or any of its Subsidiaries;
     (iii) upon the issuance of any Common Shares pursuant to any option, warrant, indirect participation interest, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date the Notes were first issued (for the avoidance of doubt, this includes 5,000 shares in SP InterOil LDC held by PIE Corp.).
     (iv) upon the repurchase of any Common Shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in this Section 9.06; or
     (v) for a change in the par value of the Common Shares.

     No adjustment in the Conversion Rate pursuant to this Section 9.06 shall be required until cumulative adjustments amount to one percent (1%) or more of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate); provided, however, that any adjustments to the Conversion Rate which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided further, that (1) on December 31 of each year and (2) if the Notes have been converted pursuant to Section 9.01, then, in each case, any adjustments to the Conversion Rate that have been, and at such time remain, deferred pursuant to this Section 9.07 shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate.
     No adjustment to the Conversion Rate need be made pursuant to Section 9.06 for a transaction (other than for share splits or share combinations pursuant to Section 9.06(a)) if the Issuer provides for each Holder to participate in the transaction, at the same time that holders of Common Shares participate, without conversion, as if such Holder held a number of Common Shares equal to the Conversion Rate in effect on the Ex Date or effective date, as the case may be, for such transaction, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.
9.08	Other Adjustments.
     In the event that, as a result of an adjustment made pursuant to Section 9.06 hereof, the Holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock other than Common Shares, thereafter the Conversion Rate of such other shares so receivable upon conversion of any Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Shares contained in this Article IX.
9.09	Adjustments for Tax Purposes.
     Except as prohibited by law the Issuer may (but is not obligated to) increase the Conversion Rate, in addition to those required by Section 9.06 hereof, as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Issuer or to its shareholders will not be taxable to the recipients thereof or in order to avoid or diminish any such taxation.
9.10	Notice of Adjustment.
     Whenever the Conversion Rate is adjusted, the Issuer shall mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment at least 15 Business Days before the day such increase commences, and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.
9.11	Notice of Certain Transactions.
     In the event that:
(1)	the Issuer takes any action, or becomes aware of any event, which would require an adjustment in the Conversion Rate,

(2)	the Issuer takes any action that would require a supplemental indenture pursuant to Section 9.12, or

(3)	there is a dissolution or liquidation of the Issuer,
the Issuer shall mail to Holders at the addresses appearing on the Registrar’s books and the Trustee a written notice stating the proposed record, effective or expiration date, as the case may be, of any transaction referred to in clause (1), (2) or (3) of this Section 9.11. The Issuer shall mail such notice not later than ten (10) Business Days following such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 9.11 or resulting in an Event of Default.
9.12	Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege.
     If the Issuer:
     (i) reclassifies the Common Shares (other than a change only in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination of Common Shares);
     (ii) is a party to a consolidation, merger or binding share exchange; or
     (iii) sells, transfers, leases, conveys or otherwise disposes of all or substantially all of its consolidated property or assets;
in each case pursuant to which the Common Shares would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (any such event, a “Merger Event”) then, if a Holder converts its Notes on or after the effective date of any such Merger Event, subject to the Issuer’s right to settle all or a portion of its conversion obligation with respect to such Notes by paying cash (other than solely cash in lieu of any fractional share under Section 9.02), the Notes will be convertible into the same type (and same proportions) of consideration received by holders of Common Shares in such transaction (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 8.01(i) providing for such change in the right to convert the Securities; provided, however, that at and after the effective time of the Merger Event, (A) the Issuer shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 9.02 and (B) (1) any amount payable in cash upon conversion of the Notes in accordance with Section 9.02 shall continue to be payable in cash, (2) any Common Shares that the Issuer would have been required to deliver upon conversion of the Notes in accordance with Section 9.02 shall instead be deliverable in the amount and type of Reference Property that a Holder of that number of Common Shares would have received in such Merger Event and (C) the Volume-Weighted Average Price shall be calculated based on the value of a unit of Reference Property that a Holder of one share of Common Shares would have received in such Merger Event. If the Merger Event causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.
     The supplemental indenture referred to in the first sentence of this Section 9.12 shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article IX. If, in the case of any such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Shares includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 9.12 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.
     The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 9.12.

     None of the foregoing provisions shall affect the right of a Holder to convert its Notes into cash, Common Shares or a combination of cash and Common Shares, as applicable, as set forth in Section 9.01 and Section 9.02 prior to the effective date of such Merger Event.
     In the event the Issuer shall execute a supplemental indenture pursuant to this Section 9.12, the Issuer shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any such Merger Event and any adjustment to be made with respect thereto.
9.13	Trustee’s Disclaimer.
     The Trustee (which for purposes of this Section 9.13 shall include the Conversion Agent, Registrar and Paying Agent) has no duty to determine when an adjustment under this Article IX should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 9.10 hereof. The Trustee makes no representation as to the validity or value of any Notes or assets issued upon conversion of Notes, and the Trustee shall not be responsible for the failure by the Issuer to comply with any provisions of this Article IX.
     The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 9.12, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officers’ Certificate with respect thereto which the Issuer is obligated to file with the Trustee pursuant to Section 9.12 hereof.
9.14	Rights Distributions Pursuant to Shareholders’ Rights Plans.
     Upon conversion of any Note or a portion thereof, the Issuer shall make provision such that the Holder thereof shall, to the extent such Holder is to receive Common Shares upon such conversion, receive, in addition to, and concurrently with the delivery of, such Common Shares upon conversion, the rights described in any present or future shareholders’ rights plan(s) of the Issuer then in effect, unless the rights have separated from the Common Shares prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Issuer had distributed to all holders of Common Shares, Distributed Property as described in Section 9.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
9.15	Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection With Make-Whole Fundamental Changes.
     (A) Notwithstanding anything in the Indenture to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article IX, at any time during the period (the “Make-Whole Conversion Period”) from, and including, the effective date (the “Effective Date”) of a Make-Whole Fundamental Change to, and including, the Close of Business on the Business Day immediately prior to the related Fundamental Change Repurchase Date (or if the Make-Whole Fundamental Change is not a Fundamental Change, the date that is thirty (30) Business Days after such Effective Date), shall be increased to an amount equal to the Conversion Rate that would, but for this Section 9.15, otherwise apply to such Note pursuant to this Article IX, plus an amount equal to the Make-Whole Applicable Increase.
     (B) As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the amount, set forth in the following table, which corresponds to the Effective Date and the Applicable Price of such Make-Whole Fundamental Change:

	Applicable Price
Effective Date	75.00	80.00	85.00	90.00	100.00	110.00	120.00	130.00	140.00	150.00	175.00	200.00	225.00	250.00
November 10, 2010	2.8758	2.7333	2.3935	2.1099	1.6692	1.3498	1.1126	0.9325	0.7932	0.6832	0.4915	0.3700	0.2871	0.2269
November 15, 2011	2.8758	2.7046	2.3384	2.0352	1.5708	1.2415	1.0027	0.8258	0.6924	0.5893	0.4160	0.3106	0.2403	0.1900
November 15, 2012	2.8758	2.6234	2.2277	1.9037	1.4167	1.0820	0.8476	0.6802	0.5585	0.4678	0.3230	0.2398	0.1860	0.1479
November 15, 2013	2.8758	2.4691	2.0375	1.6898	1.1821	0.8507	0.6321	0.4857	0.3863	0.3166	0.2147	0.1607	0.1265	0.1019
November 15, 2014	2.8758	2.2306	1.7386	1.3524	0.8216	0.5126	0.3367	0.2368	0.1797	0.1452	0.1022	0.0803	0.0652	0.0534
November 15, 2015	2.8758	2.0425	1.3072	0.6536	—	—	—	—	—	—	—	—	—	—

     provided, however, that where the exact Applicable Price and Effective Date are not as set forth in the table above:
     (i) if the actual Applicable Price of such Make-Whole Fundamental Change is between two (2) Applicable Prices listed in the table above under the column titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such higher and lower Applicable Prices, or for such earlier and later Effective Dates based on a three hundred and sixty five (365) day year, as applicable;
     (ii) if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $250.00 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 9.15(B)(iv)), or
     (iii) if the actual Applicable Price of such Make-Whole Fundamental Change is less than $75.00 per share (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 9.15(B)(iv)), then the Make-Whole Applicable Increase shall be equal to zero (0);
     (iv) if an event occurs that requires, pursuant to this Article IX (other than solely pursuant to this Section 9.15), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each Applicable Price set forth in the table above under the column titled “Applicable Price” shall be deemed to be adjusted so that such Applicable Price, at and after such time, shall be equal to the product of (1) such Applicable Price as in effect immediately before such adjustment to such Applicable Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article IX, immediately after such adjustment to the Conversion Rate;
     (v) each Make-Whole Applicable Increase amount set forth in the table above shall be adjusted in the same manner, for the same events and at the same time as the Conversion Rate is to be adjusted, pursuant to this Article IX (other than solely pursuant to this Section 9.15); and
     However, in no event shall the Conversion Rate applicable to any Note be increased pursuant to this Section 9.15 to the extent, but only to the extent, such increase shall cause the Conversion Rate to exceed 13.3333 shares per $1,000 principal amount (the “Maximum Conversion Rate”); provided, however, that the Maximum Conversion Rate shall be adjusted at the same time and in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to this Article IX.
     (C) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Issuer will, at its option, satisfy its conversion obligation by delivering or paying, as the case may be, units of Reference Property (together with cash in lieu of any fractional share), cash or a combination of cash and units of Reference Property (together with cash in lieu of any fractional share) in accordance with Section 9.02; provided, however, that if at the effective time of any Make-Whole Fundamental Change described in clause (d) of the definition of Change in Control, the consideration for the Common Shares is comprised entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the conversion obligation shall be calculated based solely on the Applicable Price for the transaction and shall be deemed to be an amount equal to, per $1,000 principal amount of converted Notes, the applicable Conversion Rate (including any Make-Whole Applicable Increase), multiplied by such Applicable Price. In such event, the cash due upon conversion shall be determined and paid to Holders in cash on the third Business Day following the relevant Conversion Date.
     (D) As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change: (a) if such Make-Whole Fundamental Change is a transaction or series of related transactions described in clause (d) of the definition of Change in Control, and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Shares in the Change in Control consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per Common Share in the Change in Control, and (b) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the average of the Closing Sale Price per Common Share for the five (5) consecutive Trading Days immediately preceding, but excluding, the Effective Date of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination, to account for any adjustment, pursuant hereto, to the Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the Ex Date of such event occurs, at any time during such five (5) consecutive Trading Days.
     (E) As soon as practicable before the anticipated Effective Date of each proposed Make-Whole Fundamental Change, the Issuer shall mail to each Holder, in accordance with Section 1.6 of the Original Indenture, written notice of, and shall publicly announce, through a reputable national newswire service, the anticipated Effective Date of such proposed Make-Whole Fundamental Change. Each such notice and announcement shall also state that, in connection with such Make-Whole Fundamental Change, the Issuer shall increase, in accordance herewith, the Conversion Rate applicable to Notes entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Notes must be surrendered in order to be entitled to such increase). The Issuer shall make this mailing and announcement as soon as practicable, but not later than three (3) Business Days after the Effective Date of each Make-Whole Fundamental Change.
     (F) For avoidance of doubt, the provisions of this Section 9.15 shall not affect or diminish the Issuer’s obligations, if any, pursuant to Article III with respect to a Make-Whole Fundamental Change.
     (G) Nothing in this Section 9.15 shall prevent an adjustment to the Conversion Rate pursuant to Section 9.06 in respect of a Make-Whole Fundamental Change.
X. CONCERNING THE HOLDERS
10.01 Action by Holders.
     Whenever in the Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (ii) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article XI or (iii) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Issuer or the Trustee solicits the taking of any action by the Holders of the Notes, the Issuer or the Trustee may fix, but shall not be required to, in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen (15) days prior to the date of commencement of solicitation of such action.
10.02 Proof of Execution by Holders.
     Subject to the provisions of Section 6.1 and Section 6.3 of the Original Indenture and Section 11.05 of this First Supplemental Indenture, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note register of the Registrar or by a certificate of the Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 11.06.
10.03 Persons Deemed Absolute Owners.
     The Issuer, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Registrar may deem the Person in whose name a Note shall be registered upon the Note register of the Registrar to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Issuer or any Registrar) for the purpose of receiving payment of or on account of the principal of and (subject to Sections 2.07 and 4.01 (to the extent of any overdue interest) of this First Supplemental Indenture) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Issuer nor the Trustee nor any authenticating agent nor any Paying Agent nor any Conversion Agent nor any Registrar shall be affected by any notice to the contrary. All such payments so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for monies payable upon any such Note. Notwithstanding anything to the contrary in the Indenture or the Notes following an Event of Default, any Holder of a beneficial interest in a Global Note may directly enforce against the Issuer, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such Holder’s right to exchange such beneficial interest for a Physical Note in accordance with the provisions of the Indenture.
XI. HOLDERS’ MEETINGS.
11.01 Purpose of Meetings.
     A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article XI for any of the following purposes:
     (A) to give any notice to the Issuer or to the Trustee or to give any directions to the Trustee permitted under the Indenture, or to consent to the waiving of any Default or Event of Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article VI of this First Supplemental Indenture and Article V of the Original Indenture;
     (B) to remove the Trustee and nominate a successor Trustee pursuant to the provisions of Article VI of the Original Indenture;
     (C) to consent to the execution of an Indenture or Indentures supplemental hereto pursuant to the provisions of Section 8.02 of this First Supplemental Indenture; or
     (D) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of the Indenture or under applicable law.
11.02 Call of Meetings by Trustee.
     The Trustee may at any time call a meeting of Holders to take any action specified in Section 11.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 10.01, shall be mailed to Holders of such Notes at their addresses as they shall appear on the Note register of the Registrar. Such notice shall also be mailed to the Issuer. Such notices shall be mailed not less than twenty (20) nor more than ninety (90) days prior to the date fixed for the meeting.
     Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes outstanding, and if the Issuer and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.
     The Trustee shall have no liability for acting at the direction of the requisite Holders under the Indenture.
11.03 Call of Meetings by Issuer or Holders.
     In case at any time the Issuer, pursuant to a Board Resolution, or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed the notice of such meeting within twenty (20) days after receipt of such request, then the Issuer or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 11.01, by mailing notice thereof as provided in Section 11.02.
11.04 Qualifications for Voting.
     To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and its counsel.
11.05 Regulations.
     Notwithstanding any other provision of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.
     The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Issuer or by Holders as provided in Section 11.03, in which case the Issuer or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in principal amount of the Notes represented at the meeting and entitled to vote at the meeting.
     At any meeting of Holders, each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by such Holder or proxyholder, as the case may be; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 11.02 or Section 11.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.
11.06 Voting.
     The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was mailed as provided in Section 11.02. The record shall show the principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Issuer and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.
     Any record so signed and verified shall be conclusive evidence of the matters therein stated.
11.07 No Delay of Rights by Meeting.
     Nothing contained in this Article XI shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of the Indenture or of the Notes.
XII. MISCELLANEOUS
12.01 Counterpart Originals.
     The parties may sign any number of copies of this First Supplemental Indenture and in separate counterparts, each of which will be deemed to be an original, and all of them together shall constitute one and the same agreement.
12.02 No Adverse Interpretation of Other Agreements.
     The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the indenture.
12.03 Ratification of Original Indenture.
     The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. For the avoidance of doubt, each of the Issuer and each Holder of the Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, as if set forth herein in full and that such rights, privileges, protections, immunities and benefits shall also be extended to the Trustee in its capacity as Registrar, Paying Agent and Conversion Agent.
12.04 Calculations In Respect Of The Notes.
     The Issuer and its agents shall be responsible for making all calculations under the Indenture and the Notes. These calculations include, but are not limited to, determinations of and adjustments to the Conversion Rate or Conversion Price, the Make-Whole Premium, the Volume-Weighted Average Price and the Closing Sale Price of the Common Shares, the amount of cash and/or number of shares, if any, payable or deliverable upon conversion of the Notes and amounts of interest, Additional Interest and/or Additional Amounts payable on the Notes. The Issuer shall make all of these calculations in good faith, and, absent manifest error, such calculations shall be final and binding on all Holders of the Notes. The Issuer shall provide a copy of such calculations to the Trustee, as required, and, absent such manifest error, the Trustee shall be entitled to rely on the accuracy of any such calculation without independent verification.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.
     ISSUER:

InterOil Corporation
By:	/s/ Phil E. Mulacek
	Name:	Phil E. Mulacek
	Title:	Chief Executive Officer

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

EXHIBIT A
[Face of Note]
INTEROIL CORPORATION
Certificate No. ______
[IF GLOBAL NOTE, INSERT GLOBAL NOTE LEGEND]
2.75% Convertible Senior Notes due 2015 (the “Notes”)
CUSIP No. [                ]
     INTEROIL CORPORATION, a corporation organized under the laws of the Yukon Territory (the “Issuer,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum [of [               ] dollars ($[               ])]1 [as set forth in the “Schedule of Exchanges of Interests in the Global Note” attached hereto, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed [               ] dollars ($[               ]) in aggregate at any time, in accordance with the rules and procedures of the Depositary]2, on November 15, 2015, and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.
     Interest Payment Dates: May 15 and November 15, commencing on May 15, 2011.
     Interest Record Dates: May 1 and November 1
     Dated: [      ]
     The provisions on the back of this certificate are incorporated as if set forth on the face hereof.

[1]	This is included for Physical Securities.

[2]	This is included for Global Notes.

     IN WITNESS WHEREOF, InterOil Corporation has caused this instrument to be duly signed.

InterOil Corporation
By:
Name:
Title:

Dated: ____________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to
in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee
By:
Authorized Signatory

Dated: ______________

[REVERSE OF NOTE]
INTEROIL CORPORATION
2.75% Convertible Senior Notes due 2015
     1. Interest. InterOil Corporation, a corporation organized under the laws of the Yukon Territory (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011. Interest on the Notes will accrue on the principal amount from, and including, the most recent date to November 10, 2010 or from, and including, the last date in respect of which interest has been paid or provided for or if no interest has been paid, from, and including, November 10, 2010, in each case, to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be. The Issuer will pay interest on the Notes on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay, in cash, interest on any overdue amount (including, to the extent permitted by applicable law, overdue interest) at the rate borne by the Notes. In certain circumstances, Additional Interest will be payable in accordance with Section 6.02 and/or Additional Amounts will be payable in accordance with Section 4.06, of the First Supplemental Indenture (as defined below) and any reference to “interest” in this Note shall be deemed to include any such Additional Interest and/or Additional Amounts.
     2. Maturity Date. The Notes will mature on November 15, 2015.
     3. Method of Payment. Subject to the terms and conditions of the Indenture (as defined below), the Issuer will pay interest on the Notes to the Holders of record at the Close of Business on the May 1 and November 1 immediately preceding the applicable Interest Payment Date. Holders must surrender their Notes to a Paying Agent to collect the principal amount plus, if applicable, accrued and unpaid interest, if any, or the Fundamental Change Repurchase Price, payable as provided under the terms of the Indenture on the Maturity Date or the Fundamental Change Repurchase Date, as applicable. The Issuer will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes.
     4. Paying Agent, Registrar, Conversion Agent. Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent, Registrar and Conversion Agent. The Issuer may change any Paying Agent, Registrar or Conversion Agent without prior notice.
     5. Indenture. The Issuer issued the Notes under an Indenture dated as of August 6, 2008 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of November 10, 2010 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”) as amended and in effect from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The Notes are general unsecured senior obligations of the Issuer of up to $70,000,000 aggregate principal amount, except as otherwise provided in the Indenture. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture. In the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.
     6. Redemption and Repurchase. The Notes are subject to certain redemption and repurchase provisions under Article III of the Indenture.
     (i) At any time, subject to the terms and conditions of the Indenture, the Issuer may redeem the Notes (an “Optional Redemption”) pursuant to Section 3.01 of the Indenture for cash, in whole or in part, if the Closing Sale Price of the Common Shares has been at least 125% of the Conversion Price then in effect for at least 15 Trading Days during any 20 consecutive Trading Day period ending within five Trading Days prior to the date on which the Issuer provides the Redemption Notice. Any Notes redeemed in part shall be redeemed in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The price to be paid by the Issuer in connection with the such Optional Redemption (the “Redemption Price”) will equal the sum of (1) 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, plus (3) a Make-Whole Redemption Premium, in cash, equal to the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the Redemption Date to the Maturity Date.
     (ii) Subject to the terms and conditions of the Indenture, if a Fundamental Change occurs, each Holder shall have the right, at such Holder’s option, to require the Issuer to repurchase all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in excess of $2,000), on a date selected by the Issuer, which shall be no later than thirty-five (35) Business Days, nor earlier than twenty (20) Business Days, after the date the Fundamental Change Notice is mailed in accordance with Section 3.02(B) of the First Supplemental Indenture, at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”); provided, however, that if such Fundamental Change Repurchase Date is after an Interest Record Date and on or before the related Interest Payment Date, then the full amount of accrued and unpaid interest, if any, to, but excluding, such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Notes at the Close of Business on such Interest Record Date (without any surrender of such Notes by such Holder), and the Fundamental Change Repurchase Price shall not include any accrued but unpaid interest in accordance with Section 9.02(C) of the First Supplemental Indenture.
     (iii) In the event of developments or circumstances affecting Canadian taxation described in Section 3.03 of the Indenture, the Issuer may redeem the notes in whole, but not in part, at any time, at the Tax Redemption Price equal to (a) 100% of the principal amount, plus (b) accrued and unpaid interest, if any, plus (c) Additional Amounts, if any, up to but excluding the Tax Redemption Date.
     7. Conversion. At any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding November 15, 2015, subject to Article III of the Indenture, the Notes shall be convertible into cash, Common Shares, or a combination thereof in accordance with Article IX of the First Supplemental Indenture. To convert a Note, a Holder must satisfy the requirements of Section 9.02(A) of the First Supplemental Indenture. A Holder may convert a portion of a Note if the portion is $2,000 principal amount or an integral multiple of $1,000 principal amount in excess thereof.
          Notwithstanding anything herein to the contrary, no Note may be converted after the Close of Business on the Business Day immediately preceding the Maturity Date.
          Upon conversion of a Note, the Holder thereof shall be entitled to receive the cash, Common Shares, or a combination thereof, payable upon conversion in accordance with Article IX of the First Supplemental Indenture.
          The initial Conversion Rate is 10.4575 Common Shares per $1,000 principal amount of Notes (which results in an effective initial Conversion Price of approximately $95.625 per share) subject to adjustment in the event of certain circumstances as specified in the First Supplemental Indenture. The Issuer will deliver cash in lieu of any fractional share.
          The Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with the Notes and Article IX of the First Supplemental Indenture, at any time during the Make-Whole Conversion Period with respect to a Make-Whole Fundamental Change shall be increased to an amount equal to the Conversion Rate that would, but for Section 9.15 of the First Supplemental Indenture, otherwise apply to such Note pursuant to Article IX of the First Supplemental Indenture, plus an amount equal to the Make-Whole Applicable Increase.

     8. Denominations, Transfer, Exchange. The Notes are in registered form, without coupons, in denominations of $2,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with certain transfers or exchanges as set forth in the Indenture. The Issuer or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Note for which a Purchase Notice has been delivered, and not withdrawn, in accordance with the Indenture, except the unrepurchased portion of Notes being repurchased in part.
     9. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of such Note for all purposes.
     10. Merger or Consolidation. The Issuer shall not consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the consolidated property or assets of the Issuer to, another Person, whether in a single transaction or series of related transactions, unless (i) the Issuer is the continuing corporation or such other Person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, Canada or province or territory of Canada, and such other Person assumes by supplemental indenture all the obligations of the Issuer under the Notes and the Indenture and (ii) immediately after such transaction or series of transactions, no Event of Default exists, as set forth in Article VI of the Indenture.
     11. Amendments, Supplements and Waivers. The Indenture contains provisions permitting the Issuer and Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, evidenced as in the Indenture provided, to amend or supplement the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive certain existing Defaults or Events of Default under the Indenture and its consequences.
     12. Defaults and Remedies. If an Event of Default occurs and is continuing, other than the Event of Default described in clause Section 6.01(ix) of the Indenture, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare 100% of the principal of and accrued and unpaid interest, including Additional Interest and/or Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If the Event of Default described in Section 6.01(ix) of the Indenture occurs with respect to the Issuer, 100% of the principal of and accrued and unpaid interest, including any Additional Interest or Additional Amounts, on the Notes will automatically become immediately due and payable.
     Subject to Sections 6.04 and 8.02 of the First Supplemental Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the Trustee, waive any past Default or Event of Default and its consequences, other than (i) a Default or Event of Default in the payment of the principal of, or interest on, any Note, or in the payment of the Fundamental Change Repurchase Price, (ii) a Default or Event of Default arising from a failure by the Issuer to convert any Notes in accordance with the Indenture or (iii) any Default or Event of Default, as to each non-consenting Holder, in respect of any provision of the Indenture or the Notes which, under Section 8.02 of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note affected.
     13. Trustee Dealings with the Issuer. The Trustee under the Indenture, or any banking institution serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not Trustee.
     14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.

     15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).
     THE ISSUER WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:
InterOil Corporation
Level 1, 60-92 Cook Street,
Cairns, QLD 4870, Australia
Attn: General Counsel

FORM OF ASSIGNMENT
I or we assign to
PLEASE INSERT SOCIAL NOTE OR OTHER
IDENTIFYING NUMBER

(please print or type name and address)

the within Note and all rights thereunder, and hereby irrevocably constitute and appoint attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Dated:

NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Notes Transfer Agents Medallion Program or in such other guarantee program acceptable to the Registrar.

Signature Guarantee:

CONVERSION NOTICE
To convert this Note in accordance with the Indenture, check the box: ☐
To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000 in excess of $2,000):
$__________
If you want the stock certificate representing the Common Shares, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Notes Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

PURCHASE NOTICE
Certificate No. of Note: __________
     If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.02 of the Indenture, check the box: ☐
     If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.02 of the Indenture, state the principal amount to be so purchased by the Issuer:
$___________________________
(in an integral multiple of $1,000 in excess of $2,000)

Date: ___________	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)j

Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Notes Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

SCHEDULE A
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
InterOil Corporation
2.75% Convertible Senior Notes due 2015

The initial principal amount of this Global Note is increases or decreases in this Global Note have been made:	DOLLARS ($[ ]).	The following

Signature of
	Amount of	Amount of	Principal Amount	authorized
	decrease in	increase in	of this Global Note	signatory of
	Principal Amount	Principal Amount	following such	Trustee or
Date of Exchange	of this Global Note	of this Global Note	decrease or increase	Custodian

[a]	This is included for Global Notes.

EXHIBIT B
FORM OF LEGEND FOR GLOBAL NOTE
Any Global Note authenticated and delivered under the Indenture shall bear a legend in substantially the following form:
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

B-1